Exhibit 99.1

FOR IMMEDIATE RELEASE NEWS
May 20, 2005    OTCBB-KEST

KESTREL ENERGY ANNOUNCES GOING PRIVATE TRANSACTION

Kestrel Energy Inc. (OTCBB: KEST), an oil and gas exploration and production company, announced that it is today filing with the SEC a Schedule 13E-3 under Rule 13e-3 for a “going private transaction” and a Schedule 14A and Preliminary Proxy Statement soliciting the Company’s shareholders for approval of a 100-for-1 reverse stock split. The proposal is virtually assured of being approved because the Company’s controlling shareholder, Samson Oil & Gas N.L., an investment corporation registered in Australia and traded on the Australian Stock Exchange Limited that owns approximately 77% of the outstanding shares of the Company’s common stock, has indicated it will vote for the proposal. If the reverse stock split is effected by the board of directors, those shareholders holding less than 100 shares will have their shares cancelled and receive cash for their shares and those shareholders who own 100 shares or more but less than 10,000 shares will become odd lot holders. The reverse stock split, if effected, would mean that the Company would have less than 300 shareholders of record and the Company would then file a Form 15 terminating its obligation to file reports with the SEC.

Headquartered in Denver, Kestrel has producing properties in Wyoming, Oklahoma, New Mexico and Texas.

Statements made in this press release that are not historical facts may be forward looking statements. Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated or estimated by any forward looking information. In addition, while the Company currently understands that Samson will vote in favor of the reverse stock split, Samson may change its mind and vote against the reverse stock split or the Board of Directors of the Company may decide to delay or abandon the reverse stock split. In addition, changes in the composition of the Company’s shareholder base could cause the Company to remain a public company notwithstanding the reverse stock split. In any event, the likelihood or the completion of the going private transaction could also be affected by the Company’s results, which are dependent on various factors, including but not limited to exploration or development successes or failures, equipment availability or breakage, the market prices for petroleum products, the Company’s limited financial resources, and other factors. A description of the risks and uncertainties which are generally attendant to Kestrel Energy and its industry as well as other factors which could affect the Company’s financial results are included in the Company’s June 30, 2004 report to the Securities and Exchange Commission on Form 10-KSB.

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CONTACTS:
Kestrel Energy
303/295-0344
E-mail: mtemple@kestrelenergy.com